Exhibit (a)(11)

TRUSTEE AUTHORIZATION TO ESTABLISH
ADDITIONAL SERIES OF SHARES
OF THE TIAA-CREF FUNDS

          In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, the undersigned Trustees of the Trust hereby establish the following two additional separate and distinct series of shares of the Trust:

Emerging Markets Equity Fund
Emerging Markets Equity Index Fund

          Furthermore, each of these two new series shall be divided into the following four share classes: Institutional Class, Retirement Class, Premier Class and Retail Class.

          IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 18th day of May, 2010.

/s/ Forrest Berkley	/s/ Nancy L. Jacob

Forrest Berkley	Nancy L. Jacob

/s/ Nancy A. Eckl	/s/ Bridget A. Macaskill

Nancy A. Eckl	Bridget A. Macaskill

Eugene Flood, Jr.	/s/ James M. Poterba

Eugene Flood, Jr.	James M. Poterba

/s/ Michael A. Forrester	/s/ Maceo K. Sloan

Michael A. Forrester	Maceo K. Sloan

/s/ Howell E. Jackson	/s/ Laura T. Starks

Howell E. Jackson	Laura T. Starks